UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 2, 2020 (October 28, 2020)

J. Alexander’s Holdings, Inc.

(Exact name of registrant as specified in its charter)

Tennessee	001-37473	47-1608715
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3401 West End Avenue, Suite 260, P.O. Box 24300, Nashville, TN 37202
(Address of Principal Executive Offices) (Zip Code)

(615) 269-1900

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of exchange on which registered
Common Stock, par value $0.001 per share	JAX	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As of October 28, 2020, J. Alexander’s, LLC, an indirect subsidiary of J. Alexander’s Holdings, Inc., voluntarily prepaid $10,000,000 of its revolving loans and extended the maturity date of its revolving loans and primary term loan to January 1, 2023. The maturities were extended pursuant to a Fourth Amended and Restated Loan Agreement with Pinnacle Bank (the “Fourth Amended and Restated Loan Agreement”), which extends the maturity of three of its loans to January 1, 2023, makes the same interest rate apply to each of the loans and modifies the loan covenants as described below. The Fourth Amended and Restated Loan Agreement amends and restates in its entirety the Third Amended and Restated Loan Agreement, dated June 5, 2020, with Pinnacle Bank (the “Prior Loan Agreement”).

The borrower under the Fourth Amended and Restated Loan Agreement is J. Alexander’s, LLC, and the loan is guaranteed by J. Alexander’s Holdings, LLC and certain of its subsidiaries. The indebtedness outstanding under the Fourth Amended and Restated Loan Agreement is secured by liens on certain personal property of the Company and its subsidiaries, subsidiary guarantees, and a mortgage lien on 17 of the Company’s restaurant locations. The Fourth Amended and Restated Loan Agreement, among other things, permits payments of tax dividends to members, restricts liens and encumbrances, restricts dividends, and contains certain other provisions customarily included in such agreements.

The Company currently has four separate notes under the Fourth Amended and Restated Loan Agreement, all of which will now mature on January 1, 2023, other than the Second Term Loan (defined below), which will be repaid by December 10, 2020:

•	A $16,000,000.00 revolving line of credit (“Revolving Line of Credit”).

•	A $4,027,778.49 term loan.

•	A $20,000,000.00 development line of credit (the “Development Line of Credit”).

•	A $555,548.00 term loan (the “Second Term Loan”).

After recent paydowns, the outstanding amounts under the revolving loans are (i) $1,000,000 outstanding under the Revolving Line of Credit and (ii) $10,000,000 outstanding under the Development Line of Credit as of October 30, 2020. The remaining availability under the revolving loans as of October 30, 2020 are (i) $15,000,000 under the Revolving Line of Credit and (ii) $10,000,000 under the Development Line of Credit.

Under the Fourth Amended and Restated Loan Agreement, the availability under the Revolving Line of Credit includes the increase in $15,000,000.00 of capacity included in the Prior Loan Agreement, with such additional capacity being available for general corporate purposes, including working capital and letters of credit. Until September 2021, access to the additional capacity is contingent upon the Company achieving certain minimum revenue amounts as set forth in the Fourth Amended and Restated Loan Agreement, and such capacity restrictions expire in September 2021.

Pursuant to the terms of the Fourth Amended and Restated Loan Agreement, the borrowings under each of the loans bear interest at 30-day LIBOR plus a margin of 2.50%, with a minimum LIBOR of 1.50%.

Under the Fourth Amended and Restated Loan Agreement, through the maturity of the loans, the Company is required to comply with the following financial covenants:

1.

The minimum revenue requirement shall be (a) at least $99,755,000.00 for the Company’s fiscal year ending January 3, 2021, (b) at least $118,350,000.00 on a four quarter trailing basis by April 4, 2021, and (c) at least $166,812,000.00 on a four quarter trailing basis by July 4, 2021 and thereafter through the maturity date.

2.	The maximum debt to net worth ratio shall be 0.80 or less, which is defined as the ratio of Total Funded Debt to Tangible Net Worth (each as defined in the Fourth Amended and Restated Loan Agreement).

3.

The fixed charge coverage ratio shall be not less than (1) for the period commencing July 5, 2021 through January 2, 2022, 1.00 to 1.00 and (2) for the period commencing January 3, 2022 through the maturity date, 1.05 to 1.00.

Finally, the Fourth Amended and Restated Loan Agreement eliminated the maximum adjusted debt to EBITDAR ratio that the Company was previously subject to under the Prior Loan Agreement.

If an event of default shall occur and be continuing under the Fourth Amended and Restated Loan Agreement, the commitments under the Fourth Amended and Restated Loan Agreement may be terminated and any principal amount outstanding, together with all accrued unpaid interest and other amounts owing in respect thereof, may be declared immediately due and payable.

The foregoing description of the Fourth Amended and Restated Loan Agreement is not complete and is qualified in its entirety by the terms and provisions of the Fourth Amended and Restated Loan Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Fourth Amended and Restated Loan Agreement, dated October 28, 2020, by and between J. Alexander’s, LLC and Pinnacle Bank.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

J. Alexander’s Holdings, Inc.

Date: November 2, 2020	By:	/s/ Jessica L. Hagler
Jessica L. Hagler
Vice President, Chief Financial Officer, Treasurer and Secretary